SHARE EXCHANGE AGREEMENT

Among:

SINOBIOPHARMA, INC.

And:

DONGYING PHARMACEUTICAL CO, LIMITED

And:

THE SHAREHOLDERS OF
DONGYING PHARMACEUTICAL CO, LIMITED

Notice to the Shareholder of Dongying Pharmaceutical Co, Limited: The Shareholders of Dongying Pharmaceutical Co, Limited are hereby advised by each of Devlin Jensen, counsel for Sinobiopharma, Inc., and Sinobiopharma, Inc. to obtain independent legal advice with respect to his review and execution of this Share Exchange Agreement.

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is dated and made for reference effective as fully executed on this 19th day of August, 2008.

BETWEEN:

SINOBIOPHARMA INC., a corporation organized under the laws of the State of Nevada and having an address for notice and delivery located at 2820 W. Charleston Blvd., Suite 22, Las Vegas, Nevada 89102

(the “Acquirer”);
OF THE FIRST PART

AND:

DONGYING PHARMACEUTICAL CO, LIMITED, a corporation organized under the laws of the British Virgin Islands and having an address for notice and delivery located at 1225 Prince’s Building, 10 Charter Road, Central, Hong Kong

(the “Company”);
OF THE SECOND PART

AND:

MORE BIG GROUP LIMITED, a shareholder of Dongying Pharmaceutical Co, Limited, having an address for notice and delivery at 1225 Prince’s Building, 10 Charter Road, Central, Hong Kong

(“More Big”);
OF THE THIRD PART

AND:

EAST TOP HOLDINGS LIMITED, a shareholder of Dongying Pharmaceutical Co, Limited, having an address for notice and delivery at 1225 Prince’s Building, 10 Charter Road, Central, Hong Kong

(“East Top”)
OF THE FOURTH PART

AND:

GLOBAL ADVOCATE HOLDINGS LIMITED, a shareholder of Dongying Pharmaceutical Co, Limited, having an address for notice and delivery at 1225 Prince’s Building, 10 Charter Road, Central, Hong Kong

(“Global”)
OF THE FIFTH PART

AND:

SINO RUN INTERNATIONAL LIMITED, a shareholder of Dongying Pharmaceutical Co, Limited, having an address for notice and delivery at 1225 Prince’s Building, 10 Charter Road, Central, Hong Kong

(“Sino Run”)
OF THE SIXTH PART

AND:

CHINA SHARP HOLDINGS LIMITED, a shareholder of Dongying Pharmaceutical Co, Limited, having an address for notice and delivery at 1225 Prince’s Building, 10 Charter Road, Central, Hong Kong

(“China Sharp”)
OF THE SEVENTH PART

(More Big, East Top, Global, Sino Run and China Sharp, each being hereinafter singularly referred to as a “Vendor” and collectively referred to as the “Vendors” as the context so requires”);

(the Vendors, the Company and the Acquirer being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

WHEREAS:

A.  The Company is a body corporate subsisting under and registered pursuant to the laws of the British Virgin Islands;

B.  The Company is the sole shareholder of Big Global Limited, a company organized under the laws of Hong Kong, and Big Global Limited is the sole shareholder/registered owner of 100% of the capital of DongYing (Jiangsu) Pharmaceuticals Co., Ltd., a company organized under the laws of China, which is in the business of the research, production and development of biopharmaceutical products (collectively, the “Company’s Business”);

C.  The Vendors are the legal and beneficial owner of all of the issued and outstanding shares in the capital of the Company (the “Company Stock”); the particulars of the registered and beneficial ownership of such Company Stock being set forth in Schedule “A” which is attached hereto and which forms a material part hereof;

D.  The Parties hereto have agreed to enter into this Share Exchange Agreement (the “Agreement”) which formalizes and which clarifies their respective duties and obligations in connection with the acquisition by the Acquirer from the Vendors of all of the Company Stock together with the further development of the Company’s Business as a consequence thereof; and

E.  The exchange of Company Stock for Acquirer Stock is intended to constitute a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization exemptions that may be available under the Code.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual promises, covenants and agreements herein contained, THE PARTIES HERETO COVENANT AND AGREE WITH EACH OTHER as follows:

Article 1
DEFINITIONS

1.1  Definitions. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

(a)	“Action” has the meaning ascribed to it in Article “4.1(v)” hereinbelow;

(b)
“Acquirer” means Sinobiopharma, Inc., a corporation organized under the laws of the State of Nevada, or any successor company, however formed, whether as a result of merger, amalgamation or other action;

(c)	“Acquirer Commission Documents” has the meaning ascribed to it in Article “4.1(q)” hereinbelow;

(d)	“Acquirer’s Initial Due Diligence” has the meaning ascribed to it in Article “5.1(b)” hereinbelow;

(e)
“Acquirer Material Adverse Effect” means a material adverse effect on Acquirer, a material adverse effect on the ability of the Acquirer to perform its obligations under this Agreement or on the ability of the Acquirer to consummate the Takeover;

(f)	“Acquirer’s Ratification” has the meaning ascribed to it in Article “5.1(a)” hereinbelow;

(g)
“Acquirer Stock” means the 40,000,000 (post-forward stock split on a basis of 50 new shares for each one old share) shares of common stock of the Acquirer to be issued and delivered to the Vendors on a pro rata basis as the Consideration for the Company Stock;

(h)	“Agreement” means this “Share Exchange Agreement” as entered into among the Vendors, the Company and the Acquirer herein, together with any amendments thereto and any Schedules as attached thereto;

(i)	“Board of Directors” means, as applicable, the respective Board of Directors of each of the Parties hereto as duly constituted from time to time;

(j)	“business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by law to remain closed;

(k)
“Business Documentation” means any and all records and other factual data and information relating to the Company’s Business interests and assets and including, without limitation, all plans, agreements and records which are in the possession or control of the Vendors or the Company in that respect;

(l)	“Closing” has the meaning ascribed to it in Article “6.1” hereinbelow;

(m)	“Closing Date” has the meaning ascribed to it in Article “6.1” hereinbelow;

(n)	“Code” has the meaning ascribed to it in recital “E.” hereinabove;

(o)	“Commission” means the United States Securities and Exchange Commission;

(p)
“Company” means Dongying Pharmaceutical Co, Limited, a corporation organized under the laws of the British Virgin Islands, or any successor company, however formed, whether as a result of merger, amalgamation or other action;

(q)	“Company’s Assets” means all assets, contracts, equipment, goodwill, inventory and Intellectual Property of the Company;

(r)	“Company’s Business” has the meaning ascribed to it in recital “B.” hereinabove;

(s)	“Company’s Financial Statements” has the meaning ascribed to it in Article “3.3(s)” hereinbelow;

(t)
“Company Stock” has the meaning ascribed to it in recital “C.” hereinabove; the particulars of the registered and beneficial ownership of such Company Stock being set forth in Schedule “A” which is attached hereto;

(u)	“Consideration” has the meaning ascribed to it in Article “2.2” hereinbelow;

(v)	“Defaulting Party” and “Non-Defaulting Party” have the meanings ascribed to them in Article “13” hereinbelow;

(w)	“Encumbrances” means mortgages, liens, charges, security interests, encumbrances and third party claims of any nature;

(x)	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

(y)	“Execution Date” means the actual date of the complete execution of this Agreement and any amendment thereto by all Parties hereto as set forth on the front page hereof;

(z)
“GAAP” means United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements);

(aa)	“Indemnified Party” and “Indemnified Parties” have the meanings ascribed to them in Article “8.1” hereinbelow;

(ab)
“Intellectual Property” means all right and interest to all patents, patents pending, inventions, know-how, any operating or identifying name or registered or unregistered trademarks and trade names, all computer programs, licensed end-user software, source codes, products and applications (and related documentation and materials) and other works of authorship (including notes, reports, other documents and materials, magnetic, electronic, sound or video recordings and any other work in which copyright or similar right may subsist) and all copyrights (registered or unregistered) therein, industrial designs (registered or unregistered), franchises, licenses, authorities, restrictive covenants or other industrial or intellectual property;

(ac)	“OTCBB” means the Over-the-Counter Bulletin Board;

(ae)
“Parties” or “Party” means, respectively, the Vendors, the Company and/or the Acquirer hereto, as the case may be, together with their respective successors and permitted assigns as the context so requires;

(ae)
“person” or “persons” means an individual, corporation, partnership, party, trust, fund, association and any other organized group of persons and the personal or other legal representative of a person to whom the context can apply according to law;

(af)	“Securities Act” means the Securities Act of 1933, as amended;

(ag)
“Takeover” means that transaction or series of transactions pursuant to which the Acquirer will acquire all of the Company Stock of the Company from the Vendors in exchange for the issuance by the Acquirer of 40,000,000 (post-forward stock split on a basis of 50 new shares for each one old share) shares of common stock of the Acquirer and all matters necessarily ancillary thereto;

(ah)	“Time of Closing” means 2:00 o’clock, p.m. (New York City Time) on the Closing Date;

(ai)	“Transfer Agent” means Empire Stock Transfer; and

(aj)	“Vendors” means the shareholders of the Company who have executed this Agreement as a Party hereto.

1.2  Schedules. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following shall represent the Schedules which are attached to this Agreement and which form a material part hereof:

Schedule	Description

Schedule “A”:	Company Stock and Vendors;
Schedule “B”	Financial Statements;
Schedule “C”	Material Contracts;
Schedule “D”	Encumbrances;
Schedule “E”	Pending, Outstanding or Unresolved Claims or Grievances; and
Schedule “F”	Banks and Bank Accounts.

1.3  Interpretation. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

(b)	any reference to an entity shall include and shall be deemed to be a reference to any entity that is a permitted successor to such entity; and

(c)	words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa.

Article 2
EXCHANGE OF SHARES

2.1  Exchange by Vendors. Subject to the terms and conditions hereof and based upon the representations and warranties contained in Articles “3” and “4” hereinbelow and prior satisfaction of the conditions precedent which are set forth in Article “5” hereinbelow, the Vendors hereby agree to assign, sell and transfer at the Closing Date (as hereinafter determined) all of their respective rights, entitlement and interest in and to the Company Stock to the Acquirer and the Acquirer hereby agrees to acquire all of the Company Stock from the Vendors on the terms and subject to the conditions contained in this Agreement.

2.2  Consideration. The aggregate consideration (the “Consideration”) for all of the Company Stock will be satisfied by way of the issuance and delivery by the Acquirer to the Vendors, in accordance with section “2.3” hereinbelow, of an aggregate of 40,000,000 (post-forward stock split on a basis of 50 new shares for each one old share) shares of common stock in the capital of the Acquirer (the “Acquirer Stock”) on a pro rata basis in accordance with each Vendors percentage ownership in the Company.

2.3  Resale Restrictions. The Vendors hereby acknowledge and agree that the Acquirer makes no representations as to any resale or other restriction affecting the Acquirer Stock and that it is presently contemplated that the Acquirer Stock will be issued by the Acquirer to the Vendors in reliance upon the registration and prospectus exemptions contained in the Securities Act, or “Regulation S” promulgated under the Securities Act which will impose a trading restriction in the United States on the Acquirer Stock for a period of at least 6 months from the Closing Date (as hereinafter determined). In addition, the obligation of the Acquirer to issue the Acquirer Stock pursuant to section “2.2” hereinabove will be subject to the Acquirer being satisfied that an exemption from applicable registration and prospectus requirements is available under the Securities Act and all applicable securities laws, in respect of the Vendors and related Acquirer Stock, and the Acquirer shall be relieved of any obligation whatsoever to acquire any Company Stock of the Vendors and to issue Acquirer Stock in respect of the Vendors where the Acquirer reasonably determines that a suitable exemption is not available to it.

Article 3
REPRESENTATIONS, WARRANTIES AND COVENANTS
BY THE COMPANY AND THE VENDOR

3.1  General Representations, Warranties and Covenants by the Company and the Vendors. In order to induce the Acquirer to enter into and consummate this Agreement, the Company and the Vendors, severally but not jointly, represent to, warrant to and covenant with the Acquirer, with the intent that the Acquirer will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of each of the Vendors and the Company, after having made due inquiry:

(a)
if a corporation, it is duly organized under the laws of its respective jurisdiction of incorporation and is validly existing and in good standing with respect to all statutory filings required by the applicable corporate laws;

(b)
it is qualified to do business in those jurisdictions where it is necessary to fulfill its obligations under this Agreement and it has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)
it has the requisite power, authority and capacity to own and use all of its respective business assets and to carry on its respective business as presently conducted by it and to fulfill its respective obligations under this Agreement;

(d)	the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary action, corporate or otherwise, on its respective part;

(e)	there are no other consents, approvals or conditions precedent to the performance of this Agreement which have not been obtained;

(f)
this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(g)
no proceedings are pending for, and it is unaware of, any basis for the institution of any proceedings leading to its respective dissolution or winding up, or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent companies or persons;

(h)	the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)	if a corporation, conflict with or result in a breach of or violate any of the terms, conditions or provisions of its respective organizational documents;

(ii)
conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any Court or governmental authority, domestic or foreign, to which it is subject, or constitute or result in a default under any agreement, contract or commitment to which it is a party;

(iii)	give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which it is a party;

(iv)
give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to it which is necessary or desirable in connection with the conduct and operations of its respective business and the ownership or leasing of its respective business assets; or

(v)
constitute a default by it, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of it which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument; and

(i)
neither this Agreement nor any other document, certificate or statement furnished to the Acquirer by or on behalf of any of the Vendors or the Company in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading which would likely affect the decision of the Acquirer to enter into this Agreement.

(j)
the Company is the sole shareholder of Big Global Limited, a company organized under the laws of Hong Kong, of which Big Global Limited is the sole shareholder/registered owner of DongYing (Jiangsu) Pharmaceuticals Co., Ltd.

(k)
this Agreement has been duly authorized, executed and delivered by the Vendors and the Company and is a legal, valid and binding obligation of each of the Vendors and the Company, enforceable against each of the Vendors and/or the Company, as the case may be, by the Acquirer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(l)
no person other than the Acquirer has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, or option for the purchase or acquisition from the Vendors of any of the Company Stock.

(m)
the Company Stock is beneficially owned by the Vendors with good and marketable title thereto free of all Encumbrances and is registered in the books of the Company in the name of the Vendors and, without limitation thereto, none of the Company Stock is subject to any voting trust, unanimous shareholders agreement, other shareholders agreements, pooling agreements or voting agreements.

(n)
upon completion of the transactions contemplated by this Agreement, all of the Company Stock will be owned by the Acquirer as the beneficial owner of record, with good and marketable title thereto (except for such Encumbrances as may have been granted by the Acquirer).

(o)
the Vendors have no information or knowledge of any fact not communicated to the Acquirer and relating to the Company or to the Company’s Business or to the Company Stock which, if known to the Acquirer, might reasonably be expected to deter the Acquirer from entering into this Agreement or from completing the transactions contemplated by this Agreement.

3.2  Representations, Warranties and Covenants by the Vendors respecting the Company Stock and the Acquirer Stock. In order to induce the Acquirer to enter into and consummate this Agreement, the Vendors hereby represent to, warrant to and covenant with the Acquirer, with the intent that the Acquirer will also rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of the Vendors, after having made due inquiry:

(a)
the Vendors have good and marketable title to and are the legal and beneficial owner of all of the Company Stock, and each share of the Company Stock is fully paid and non-assessable and is free and clear of liens, charges, encumbrances, pledges, mortgages, hypothecations, security interests and adverse claims of any and all nature whatsoever and including, without limitation, options, pre-emptive rights and other rights of acquisition in favor of any person, whether conditional or absolute;

(b)	the Vendors have the power and capacity to own and dispose of the Company Stock, and the Company Stock is not subject to any voting or similar arrangement;

(c)
there are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of the Vendors or the Company), pending or threatened, which may affect, without limitation, the rights of the Vendors to transfer any of the Company Stock to the Acquirer at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, without limiting the generality of the foregoing, there are no claims or potential claims under any relevant family relations legislation or other equivalent legislation affecting the Company Stock. In addition, the Vendors are not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(d)	no other person, firm or corporation has any agreement, option or right capable of becoming an agreement for the purchase of any of the Company Stock;

(e)
the Vendors acknowledge that the Acquirer Stock will be issued under certain exemptions from the registration and prospectus filing requirements otherwise applicable under the Securities Act, and that, as a result, the Vendors may be restricted from using most of the remedies that would otherwise be available to the Vendors, the Vendors will not receive information that would otherwise be required to be provided to the Vendors and the Acquirer is relieved from certain obligations that would otherwise apply to the Acquirer, in either case, under applicable securities legislation;

(f)
the Vendors have not received, nor have the Vendors requested nor do the Vendors require to receive, any offering memorandum or a similar document describing the business and affairs of the Acquirer in order to assist the Vendors in entering into this Agreement and in consummating the transactions contemplated herein;

(g)
the Vendors acknowledge and agree that the Acquirer Stock has not been and will not be qualified or registered under the securities laws of the United States or any other jurisdiction and, as such, the Vendors may be restricted from selling or transferring such Acquirer Stock under applicable law;

(h)
the Vendors are resident in the jurisdiction as set forth under the Vendors’ address in Schedule “A” which is attached hereto, and that all negotiations and other acts in furtherance of the execution and delivery of this Agreement by the Vendors in connection with the transactions contemplated herein have taken place and will take place solely in such jurisdiction or in the state of Nevada; and

(i)	the Company Stock has been issued in accordance with all applicable securities and corporate legislation and policies.

3.3  Additional Representations, Warranties and Covenants by the Company. In order to induce the Acquirer to enter into and consummate this Agreement, the Company hereby represents to, warrants to and covenants with the Acquirer, with the intent that the Acquirer will also rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of the Company, after having made due inquiry:

Corporate Status of the Company

(a)
the Company is a company with limited liability duly and properly organized and validly subsisting under the laws of the British Virgin Islands being the only jurisdiction where it is required to be registered for the purpose of enabling it to carry on its business and own its property as presently carried on and owned;

(b)	the Company has good and sufficient power, authority and right to own or lease its property, to enter into this Agreement and to perform its obligations hereunder;

Options

(c)
no person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Company;

Title to Personal Property and Other Property

(d)
the property and assets of the Company are, and between the date hereof and the Closing Date (as hereinafter determined), will be, owned beneficially by the Company with a good and marketable title thereto, free and clear of all Encumbrances save as previously disclosed to the Acquirer;

Intellectual Property

(e)
the Company has provided the Acquirer with a complete and accurate list of all Intellectual Property owned or used by the Company in carrying on the Company’s Business and all applications therefor and all goodwill connected therewith, including, without limitation, all licenses, registered user agreements and all like rights used by or granted to the Company in connection with the Company’s Business and all right to register or otherwise apply for the protection on any of the foregoing;

(f)
the Intellectual Property comprises all trademarks, trade names, business names, patents, inventions, know-how, copyrights, service marks, brand marks, industrial designs and all other industrial or intellectual property necessary to conduct the Company’s Business;

(g)
the Company is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any contract or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property;

(h)	no person has been granted any interest in or right to use all or any portion of the Intellectual Property;

(i)
the Company is not aware of a claim of any infringement or breach of any industrial or Intellectual Property rights of any other person by the Company. The Company has not received any notice that the conduct of the Company’s Business infringes or breaches any industrial or Intellectual Property rights of any other person, and the Company, after due inquiry, has no knowledge of any infringement or violation of any of their rights or the rights of the Company in the Intellectual Property;

(j)
the conduct of the Company’s Business does not infringe upon the patents, trademarks, licenses, trade names, business names, copyright or other industrial or Intellectual Property rights, domestic or foreign, of any other person;

(k)	the Company is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property;

(l)	the Company has provided to the Acquirer a true and complete copy of all Contracts and amendments thereto that comprise or relate to the Intellectual Property;

Financial Statements

(m)
the Company’s audited Financial Statements for the fiscal year ended December 31, 2007 and unaudited for the five (5) month period ended May 31, 2008 have been prepared in accordance with GAAP, are correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company as at the respective dates of and for the respective periods covered by the Company’s Financial Statements;

(n)
for any period up to the Time of Closing the Company will not have any debts or liabilities whatsoever (whether accrued, absolute or contingent or otherwise), including any liabilities for federal, state, provincial, sales, excise, income, corporate or any other taxes of the Company except for;

(i)	the debts and liabilities disclosed on, provided for or included in the balance sheet forming a part of the most recent of the Company’s Financial Statements;

(ii)	debts or liabilities disclosed in this Agreement or any Schedule hereto; and

(iii)	liabilities incurred by the Company in the ordinary course of the Company’s Business subsequent to the date of the balance sheet referred to in the Company’s Financial Statements;

Books and Records

(o)
the books and records of the Company fairly and correctly set out and disclose, in all material respects, in accordance with GAAP, the financial condition of the Company as of the date of this Agreement and all material financial transactions of the Company have been accurately recorded in such books and records;

Corporate Records

(p)
the Corporate records and minute books of the Company contain complete and accurate minutes, (duly signed by the chairman and/or secretary of the appropriate meeting) of all meetings of the directors and shareholders of the Company since its date of incorporation;

(q)
the share certificate records, the securities register, the register of disclosures , the register of directors and officers for the Company are contained in the corporate minute book and are complete and accurate in all respects;

Directors and Officers

(r)	the present directors and officers of the Company are as follows:

Name	Position

Le-Qun Lee Huang	Director

Accuracy of Warranties

(s)
neither this Agreement nor any document, schedule, list, certificate, declaration under oath or written statement now or hereafter furnished by the Vendors or the Company to the Acquirer in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement or representation of a material fact on the part of the Vendors or the Company, or omits or will omit on behalf of the Vendors or the Company to state a material fact necessary to make any such statement or representation therein or herein contained not misleading.

3.4  Survival of the Representations, Warranties and Covenants by each of the Vendors and the Company. To the extent they have not been fully performed at or prior to the Time of Closing, each and every representation and warranty of the Vendors or the Company contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall:

(a)	be true and correct on and as of the Closing Date with the same force and effect as though made or given on the Closing Date;

(b)	remain in full force and effect notwithstanding any investigations conducted by or on behalf of the Acquirer; and

(c)
survive the completion of the transactions contemplated by this Agreement until the second anniversary of the Closing Date and shall continue in full force and effect for the benefit of the Acquirer during that period, except that:

(i)	the representations and warranties set out in section 3.2(a) to and including 3.2(i) above shall survive and continue in full force and effect without limitation of time; and

(ii)
a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

(d)
to the extent they have not been fully performed at or prior to the Time of Closing, each and every covenant of the Vendors contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Acquirer.

Article 4
WARRANTIES, REPRESENTATIONS AND COVENANTS BY THE ACQUIRER

4.1  Warranties, Representations and Covenants by the Acquirer. In order to induce the Vendors and the Company to enter into and consummate this Agreement, the Acquirer hereby warrants to, represents to and covenants with each of the Vendors and the Company, with the intent that each of the Vendors and the Company will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of the Acquirer, after having made due inquiry:

Corporate Status of the Acquirer

(a)
the Acquirer is a company with limited liability duly and properly incorporated, organized and validly subsisting under the laws of the State of Nevada being the only jurisdiction where it is required to be registered for the purpose of enabling it to carry on its business and own its property as presently carried on and owned;

(b)	the Acquirer has good and sufficient power, authority and right to own or lease its property, to enter into this Agreement and to perform its obligations hereunder;

Authorization

(c)
this Agreement has been duly authorized, executed and delivered by the Acquirer and is a legal, valid and binding obligation of the Acquirer, enforceable against the Acquirer, as the case may be, by the Vendors and/or the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

Share Capital

(d)
the authorized capital of the Acquirer currently consists of 50,000,000 shares of common stock of which 2,000,010 shares of common stock of the Acquirer have been duly issued and are outstanding as fully paid and non-assessable. However, prior to the closing of this Agreement, the Acquirer intends to forward stock split its authorized and outstanding shares of common stock on a basis of 50 new shares for each one old share, which will result in the authorized capital consisting of 2,500,000,000 shares of common stock of which 100,000,500 shares of common stock of the Acquirer will be issued and outstanding, subject to any voluntary surrender for cancellation of shares of common stock by the sole director and officer of the Acquirer, Mr. Jianguo Wang. The stockholder list provided to the Company is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Acquirer’s common stock. There are not any bonds, debentures, notes or other indebtedness of Acquirer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Acquirer’s common stock may vote;

(e)	all of the issued and outstanding shares of the Acquirer are listed and posted for trading on the OTCBB;

(f)
the Acquirer will allot and issue the Acquirer Stock on the Closing Date in accordance with sections “2.2” and “2.3” hereinabove as duly authorized, fully paid and non-assessable in the capital of the Acquirer, free and clear of all actual or threatened liens, charges, security interests, options, encumbrances, voting agreements, voting trusts, demands, limitations and restrictions of any nature whatsoever, other than hold periods or other restrictions imposed under applicable securities legislation or by securities regulatory authorities;

Options

(g)
no person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Acquirer;

Directors and Officers

(h)	the present directors and officers of the Acquirer are as follows:

Name	Position

Jianguo Wang	President, CEO, CFO, Secretary, Treasurer & Director

Full Disclosure

(i)
the Acquirer has no information or knowledge of any fact not communicated to the Vendors and the Company and relating to the Acquirer or to the Acquirer’s business or to its issued and outstanding securities which, if known to the Vendors and/or the Company, might reasonably be expected to deter the Vendors and/or the Company from entering into this Agreement or from completing the transactions contemplated by this Agreement;

Taxes

(j)
each of Acquirer and its subsidiaries has filed all tax returns that they were required to file under applicable laws and regulations. All such tax returns, if any were filed, were correct and complete in all respects. All taxes due and owing by Acquirer or any of its subsidiaries have been fully and timely paid. Neither Acquirer nor any of its subsidiaries currently is the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Acquirer or any of its subsidiaries does not file tax returns that Acquirer or any of its subsidiaries is or may be subject to taxation by that jurisdiction. There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of Acquirer or any of its subsidiaries;

(k)
no foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to Acquirer or any of its subsidiaries. Neither Acquirer nor any of its subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Acquirer or its subsidiaries have not filed tax returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against Acquirer or any of its subsidiaries. Acquirer has delivered to Vendors correct and complete copies of all income tax returns filed, if any, and all examination reports, and statements of deficiencies assessed against or agreed to by Acquirer or any of its subsidiaries that have been received;

(l)
neither Acquirer nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Neither Acquirer nor any of its subsidiaries is a party to or bound by any tax allocation or sharing agreement. Neither Acquirer nor its subsidiaries, for the preceding 10 year period, (A) has been a member of an Affiliated Group filing a consolidated federal income tax return (other than a group the common parent of which was Acquirer) or (B) has any Liability for the taxes of any Person (other than Acquirer or any of its subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(m)
the unpaid taxes of Acquirer and its subsidiaries (A) did not, as of the most recent fiscal month end, exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet delivered to Vendors (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Acquirer and its subsidiaries in filing their tax returns. Since the date of the most recent balance sheet delivered to Acquirer, neither Acquirer nor any of its subsidiaries has incurred any liability for taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice;

(n)
neither Acquirer nor any of its subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by §355 or Code §361 of the Internal Revenue Code of 1986, as amended;

No Conflicts; Consents

(o)
the execution and delivery by Acquirer of this Agreement, does not, and the consummation of the Takeover and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon any of the properties or assets of Acquirer under, any provision of (i) the Acquirer Charter or Bylaws, (ii) any material contract to which Acquirer is a party or by which any of its properties or assets is bound or (iii) any material judgment or material law applicable to Acquirer or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquirer Material Adverse Effect;

(p)
no Consent of, or registration, declaration or filing with, or permit from, any governmental entity is required to be obtained or made by or with respect to Acquirer in connection with the execution, delivery and performance of this Agreement or the consummation of the Takeover;

Commission Documents; Undisclosed Liabilities

(q)
the Acquirer Stock is not currently registered pursuant to Section 12(b) or 12(g) of the Exchange Act, but Acquirer has filed all reports, schedules, forms, statements and other documents required to be filed by Acquirer with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, including filings incorporated by reference therein, the “Acquirer Commission Documents”);

(r)
as of its respective filing date, each Acquirer Commission Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such Acquirer Commission Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Acquirer Commission Document has been revised or superseded by a later filed Acquirer Commission Document, none of the Acquirer Commission Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Acquirer included in the Acquirer Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the Commission) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Acquirer as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments);

(s)
except as set forth in the Acquirer Commission Documents, Acquirer has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Acquirer or in the notes thereto that are not so set forth. As of the date hereof and up to the Time of Closing the Acquirer will not have any debts or liabilities whatsoever (whether accrued, absolute, contingent or otherwise), including any liabilities for federal, state, provincial, sales, excise, income, corporate or any other taxes of the Acquirer except for;

(i)	the debts and liabilities disclosed on, provided for or included in the Acquirer Commission Documents;

(ii)	debts or liabilities disclosed in this Agreement or any Schedule hereto; and

(iii)
liabilities incurred by the Acquirer in the ordinary course of business, corporate actions with respect to the Acquirer’s name change and forward stock split, and in relation to this Agreement subsequent to the date of the most recent balance sheet referred to in the Acquirer Commission Documents;

Absence of Certain Changes or Events

(t)
from the date of the most recent audited financial statements included in the Acquirer Commission Documents to the date of this Agreement, Acquirer has conducted its business only in the ordinary course, and during such period there has not been:

(i)
any change in the assets, liabilities, financial condition or operating results of Acquirer from that reflected in the Acquirer Commission Documents, except changes in the ordinary course of business that have not caused, in the aggregate, an Acquirer Material Adverse Effect;

(ii)	any damage, destruction or loss, whether or not covered by insurance, that would have an Acquirer Material Adverse Effect;

(iii)	any waiver or compromise by Acquirer of a valuable right or of a material debt owed to it;

(iv)
any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Acquirer, except in the ordinary course of business and the satisfaction or discharge of which would not have an Acquirer Material Adverse Effect;

(v)	any material change to a material contract by which Acquirer or any of its assets is bound or subject;

(vi)	any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(vii)
any mortgage, pledge, transfer of a security interest in, or lien, created by Acquirer, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Acquirer’s ownership or use of such property or assets;

(viii)
any loans or guarantees made by Acquirer to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(ix)
any declaration, setting aside or payment or other distribution in respect of any of Acquirer’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Acquirer;

(x)	any alteration of Acquirer’s method of accounting or the identity of its auditors;

(xi)	any issuance of equity securities to any officer, director or affiliate; or

(xii)	any arrangement or commitment by Acquirer to do any of the things described in this Section 4.1(t);

Benefit Plans

(u)
Acquirer does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Acquirer. As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Acquirer and any current or former employee, officer or director of Acquirer, nor does Acquirer have any general severance plan or policy;

Litigation

(v)
except as disclosed in the Acquirer Commission Documents, there is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of either this Agreement or the Acquirer Stock or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an Acquirer Material Adverse Effect. Neither the Acquirer nor any director or officer thereof (in his capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty;

Compliance with Applicable Laws

(w)
Acquirer is in compliance with all applicable laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an Acquirer Material Adverse Effect. Except as set forth in the Acquirer Commission Documents, Acquirer has not received any written communication during the past two years from a governmental entity that alleges that Acquirer is not in compliance in any material respect with any applicable law. Acquirer is in compliance with all requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it. This Section 4.1(w) does not relate to matters with respect to Taxes, which are the subject of Sections 4.1(j) through 4.1(n);

Contracts

(x)
except as disclosed in and filed as exhibits to the Acquirer Commission Documents, there are no contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Acquirer. Acquirer is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an Acquirer Material Adverse Effect;

Real, Personal and Intellectual Property

(y)	Acquirer does not own any real property. Acquirer has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business;

(z)
there are no claims pending or, to the knowledge of Acquirer, threatened that Acquirer is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property right;

Labor Matters

(aa)	there are no collective bargaining or other labor union agreements to which Acquirer is a party or by which it is bound;

Certain Registration Matters

(bb)
except as specified in the Acquirer Commission Documents, Acquirer has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Acquirer registered with the Commission or any other governmental authority that have not been satisfied;

Preservation of Business

(cc)
from the date of this Agreement until the Closing Date, the Acquirer shall operate only in the ordinary and usual course of business consistent with past practices, provided, however, that the Acquirer shall not issue any securities without the prior written consent of the Company, except in connection with the forward stock split described in Section 5.3(i) and the Closing of this Agreement.

4.2  Survival of the Representations, Warranties and Covenants by the Acquirer. To the extent they have not been fully performed at or prior to the Time of Closing, each representation and warranty of the Acquirer contained in this Agreement or in any document, instrument, certificate or undertaking given pursuant hereto shall:

(a)	be true and correct on and as of the Closing Date with the same force and effect as though made or given on the Closing Date;

(b)	remain in full force and effect notwithstanding any investigations conducted by or on behalf of the Company and/or Vendors, and

(c)
survive the completion of the transactions contemplated by this Agreement until the second anniversary of the Closing Date and shall continue in full force and effect for the benefit of the Vendors and the Company during that period, except that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

(d)
To the extent they have not been fully performed at or prior to the Time of Closing, each and every covenant of the Acquirer contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendors and the Company.

Article 5
CONDITIONS PRECEDENT TO CLOSING

5.1  Parties’ Conditions Precedent prior to the Closing Date. All of the rights, duties and obligations of each of the Parties hereto under this Agreement are subject to the following conditions precedent for the exclusive benefit of each of the Parties to be fulfilled in all material aspects in the reasonable opinion of each of the Parties or to be waived by each or any of the Parties, as the case may be, as soon as possible after the Execution Date; however, unless specifically indicated as otherwise, not later than the Time of Closing:

(a)
the specific ratification of the terms and conditions of this Agreement by the Board of Directors of the Acquirer within five business days of the due and complete execution of this Agreement by each of the Parties hereto (the “Acquirer’s Ratification”);

(b)
the completion by the Acquirer of an initial due diligence and operations review of the Company’s Business and operations within five (5) calendar days after the Acquirer’s Ratification (the “Acquirer’s Initial Due Diligence”);

5.2  Parties’ Waiver of Conditions Precedent. The conditions precedent set forth in section “5.1” hereinabove are for the exclusive benefit of each of the Parties hereto and may be waived by each of the Parties in writing and in whole or in part at or prior to the Time of Closing.

5.3  The Vendors’ and the Company’s Conditions Precedent. The acquisition of the Company Stock is subject to the following terms and conditions for the exclusive benefit of the Vendors and the Company, to be fulfilled or performed at or prior to the Time of Closing:

(a)
the representations and warranties of the Acquirer contained in this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time;

(b)
all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Acquirer at or before the Time of Closing shall have been complied with or performed in all material respects;

(c)
there shall have been obtained, from all appropriate federal, provincial, municipal or other governmental or administrative bodies, such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required by law, if any, to be obtained by the Acquirer to permit the issuance of the Acquirer Stock to the Vendors contemplated hereby;

(d)	no legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the acquisition of the Company Stock contemplated hereby;

(e)
the Acquirer shall have delivered a letter of resignation from Jianguo Wang from the positions of Chief Executive Officer, President, Chief Financial Officer and Treasurer of the Acquirer, effective upon the Closing;

(f)	the Acquirer shall have delivered evidence of the due appointment of Le-Qun Lee Huang as the Chief Executive Officer and President of the Acquirer, effective upon the Closing;

(g)
on or prior to the Closing, the Acquirer shall take all action necessary to (i) cause the number of directors that will comprise the full Board of Directors of the Acquirer effective as of immediately following the Closing to be fixed at five, (ii) cause the Board of Directors of the Acquirer effective as of immediately following the Closing to consist of (A) three members designated by the Company, (B) Jianguo Wang and (C) one member designated by Jianguo Wang, and (iii) cause the individuals identified or designated pursuant to subclauses (A) and (C) of the preceding clause (ii) to be appointed to the Board of Directors of the Acquirer effective as of immediately following the Closing;

(h)	on or prior to the Closing, the Acquirer shall take all action necessary to cause the divestiture of Buzz Media Ltd., its wholly owned subsidiary;

(i)
on or prior to the Closing, the Acquirer shall take all action necessary to cause to occur a forward stock split, pursuant to which every one (1) share of issued and outstanding common stock of the Acquirer shall be exchanged upon surrender to the Transfer Agent for fifty (50) shares of the Acquirer’s common stock; and

(j)
on or prior to the Closing, the Acquirer shall take all action necessary to cause Jianguo Wang to execute an agreement with the Company regarding a forfeiture of a certain amount of shares upon the occurrence of specified events.

If any of the conditions contained in this section 5.3 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendors and the Company, acting reasonably, the Vendors and/or the Company may, by notice to the Acquirer, terminate this Agreement and the obligations of the Vendors, the Company and the Acquirer under this Agreement, other than the obligations contained in Article 9 hereinbelow, shall be terminated, provided that the Vendors and the Company may also bring an action pursuant to Article 8 against the Acquirer for damages suffered by the Vendors and/or the Company where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Acquirer. Any such condition may be waived in whole or in part by the Vendors and the Company in writing without prejudice to any claims it may have for breach of covenant, representation or warranty.

5.4  Acquirer’s Conditions Precedent prior to the Closing Date. The acquisition of the Company Stock is subject to the following terms and conditions for the exclusive benefit of the Acquirer, to be fulfilled or performed at or prior to the Time of Closing:

(a)
the representations and warranties of the Vendors and the Company contained in this Agreement shall be true and correct at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time;

(b)
all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendors and the Company at or before the Time of Closing shall have been complied with or performed;

(c)
there shall have been obtained, from all appropriate federal, provincial, municipal or other governmental or administrative bodies, such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained, if any, by the Vendors and the Company to permit the change of ownership of the Company Stock contemplated hereby;

(d)
there shall have been no material adverse changes in the condition (financial or otherwise), assets, liabilities, operations, earnings, the Company’s Business or prospects of the Company since the date of the Company’s Financial Statements;

(e)	no legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the acquisition of the Company Stock contemplated hereby;

(f)	no material damage by fire or other hazard to the whole or any material part of the property or assets of the Company shall have occurred from the date hereof to the Time of Closing;

If any of the conditions contained in this section 5.4 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Acquirer, acting reasonably, the Acquirer may, by notice to the Vendors and the Company, terminate this Agreement and the obligations of the Vendors, the Company and the Acquirer under this Agreement, other than the obligations set forth in Article 9, shall be terminated, provided that the Acquirer may also bring an action pursuant to Article 8 against the Vendors and/or the Company for damages suffered by the Acquirer where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Vendors or the Company. Any such condition may be waived in whole or in part by the Acquirer without prejudice to any claims it may have for breach of covenant, representation or warranty.

Article 6
CLOSING AND EVENTS OF CLOSING

6.1  Closing and Closing Date. The closing (the “Closing”) of the acquisition of the Company Stock, as contemplated in the manner as set forth in Article “2” hereinabove, together with all of the transactions contemplated by this Agreement shall occur on August 26, 2008 (the “Closing Date”), or on such earlier or later Closing Date as may be agreed to in advance and in writing by each of the Parties hereto, and will be closed at the offices of solicitors for the Company, P. C. Woo & Co. Solicitors and Notaries, 12th Floor Prince's Building Central Hong Kong, at 2:00 p.m. (New York City time) on the Closing Date.

6.2  Latest Closing Date. If the Closing Date has not occurred by August 31, 2008 subject to an extension as may be mutually agreed to by the Parties for a maximum of 14 days per extension, then the Acquirer and the Vendors shall each have the option to terminate this Agreement by delivery of written notice to the other Party. Upon delivery of such notice, this Agreement shall cease to be of any force and effect except for Article “9” hereinbelow, which shall remain in full force and effect notwithstanding the termination of this Agreement.

6.3  Documents to be delivered by the Company and the Vendors prior to the Closing Date. Not later than five calendar days prior to the Closing Date, and in addition to the documentation which is required by the agreements and conditions precedent which are set forth hereinabove, the Company and the Vendors shall also execute and deliver or cause to be delivered to Acquirer’s counsel all such other documents, resolutions and instruments as may be necessary, in the opinion of counsel for the Acquirer, acting reasonably, to complete all of the transactions contemplated by this Agreement and including, without limitation, the necessary transfer of all of the Company Stock to the Acquirer free and clear of all liens, security interests, charges and encumbrances, and in particular including, but not being limited to, the following materials:

(a)
all documentation as may be necessary and as may be required by the solicitors for the Acquirer, acting reasonably, to ensure that all of the Company Stock has been transferred, assigned and are registerable in the name of and for the benefit of the Acquirer under all applicable corporate and securities laws;

(b)
certificates representing the Company Stock registered in the name of the Vendors, duly endorsed for transfer to the Acquirer and/or irrevocable stock powers transferring the Company Stock to the Acquirer;

(c)	certificates representing the Company Stock registered in the name of the Acquirer;

(d)	a certified copy of the resolutions of the directors (and of the Vendors/shareholders, if necessary) of the Company authorizing the transfer by the Vendors to the Acquirer of the Company Stock;

(e)
a copy of all corporate records and books of account of the Company and including, without limiting the generality of the foregoing, a copy of all minute books, share register books, share certificate books and annual reports of the Company;

(f)	all remaining Business Documentation; and

(g)	all such other documents and instruments as the Acquirer’s solicitors may reasonably require.

6.4  Documents to be delivered by the Acquirer prior to the Closing Date. Not later than the Closing Date, and in addition to the documentation which is required by the agreements and conditions precedent which are set forth hereinabove, the Acquirer shall also execute and deliver or cause to be delivered to the Company’s and the Vendors’ counsel, all such other documents, resolutions and instruments that may be necessary, in the opinion of counsel for the Company and the Vendors, acting reasonably, to complete all of the transactions contemplated by this Agreement and including, without limitation, the necessary acceptance of the transfer of all of the Company Stock to the Acquirer free and clear of all liens, charges and encumbrances, and in particular including, but not being limited to, the following materials:

(a)	a copy of the resolutions of the directors of the Acquirer providing for the approval of all of the transactions contemplated hereby;

(b)	certificates representing the Acquirer Stock issued to the Vendors in accordance with sections “2.2” and “2.3” hereinabove; and

(c)	all such other documents and instruments as the Company’s and the Vendors’ respective solicitors may reasonably require.

Article 7
TAX FREE REORGANIZATION

7.1  Tax Free Reorganization. This Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury regulations promulgated under the Code. From and after the date of this Agreement and until the Closing Date, each Party hereto shall use its reasonable best efforts to cause the Takeover to qualify as a reorganization under the provisions of Section 368(a) of the Code. Further, each Party agrees not to take any action (or fail to take any action), either prior to or following the Closing, that would reasonably be expected to cause the Takeover to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Company does not know of any reason why the Takeover will not qualify as a reorganization within the meaning of Section 368(a) of the Code. The Acquirer does not know of any reason why the Takeover will not qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties shall report, act and file all tax returns consistently with the foregoing treatment and shall not take any position (whether in audits, tax returns or otherwise) that is inconsistent with such treatment, unless required to do so by applicable law.

Article 8
INDEMNIFICATION AND LEGAL PROCEEDINGS

8.1  Indemnification. The Parties hereto agree to indemnify and save harmless the other Parties hereto and including, where applicable, their respective affiliates, directors, officers, employees and agents (each such party being an “Indemnified Party”) harmless from and against and agree to be liable for any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind, including any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of the terms and conditions of this Agreement.

8.2  No Indemnification. This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of willful misconduct.

8.3  Claim of Indemnification. The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

8.4  Notice of Claim. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against any of the Parties hereto, the Indemnified Party will give the relevant Party hereto prompt written notice of any such action of which the Indemnified Party has knowledge and such Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt consulting of counsel acceptable to the Indemnified Party affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve any Party hereto of such Party’s obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by any Party hereto of substantive rights or defenses.

8.5  Settlement. No admission of liability and no settlement of any action shall be made without the consent of each of the Parties hereto and the consent of the Indemnified Party affected, such consent not to be unreasonably withheld.

8.6  Legal Proceedings. Notwithstanding that the relevant Party hereto will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)	such counsel has been authorized by the relevant Party hereto;

(b)	the relevant Party hereto has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)
the named parties to any such action include that any Party hereto and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between any Party hereto and the Indemnified Party; or

(d)	there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to any Party hereto.

8.7  Contribution. If for any reason other than the gross negligence or bad faith of the Indemnified Party being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold them harmless, the relevant Party hereto shall contribute to the amount paid or payable by the Indemnified Party as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by any Party hereto on the one hand and the Indemnified Party on the other, but also the relative fault of the Parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, the relevant Party hereto shall in any event contribute to the amount paid or payable by the Indemnified Party, as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross negligence or bad faith of the Indemnified Party), any excess of such amount over the amount of the fees actually received by the Indemnified Party hereunder.

Article 9
NON-DISCLOSURE

9.1  Public Announcements and Disclosure to Regulatory Authorities. All information relating to the Agreement and the transaction contemplated therein shall be treated as confidential and no public disclosure shall be made by any Party without the prior approval of the Company and the Acquirer. Notwithstanding the provisions of this Article, the Parties hereto agree to make such public announcements and disclosure to the Regulatory Authorities of this Agreement promptly upon its execution all in accordance with the requirements of applicable securities legislation and regulations.

Article 10
ASSIGNMENT AND AMENDMENT

10.1  Assignment. Save and except as provided herein, no Party hereto may sell, assign, pledge or mortgage or otherwise encumber all or any part of its respective interest herein without the prior written consent of all of the other Parties hereto.

10.2  Amendment. This Agreement and any provision thereof may only be amended in writing and only by duly authorized signatories of each of the respective Parties hereto.

Article 11
FORCE MAJEURE

11.1  Events. If any Party hereto is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labor shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

11.2  Notice. A Party shall, within seven calendar days, give notice to the other Parties of each event of force majeure under section “11.1” hereinabove, and upon cessation of such event shall furnish the other Parties with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article 12
ARBITRATION

12.1  Arbitration. The Parties agree that all controversies, claims, disputes and matters in question arising out of, or related to, this Agreement, the performance under this Agreement, the breach of this Agreement or any other matter or claim whatsoever shall be decided by binding arbitration before the American Arbitration Association, utilizing the Commercial Arbitration Rules. Venue for any arbitration between the Parties shall be had and is mandatory in New York, New York to the exclusion of all other places of venue, for all matters that arise under this Agreement.

Article 13
DEFAULT AND TERMINATION

13.1  Default. The Parties hereto agree that if any Party hereto is in default with respect to any of the provisions of this Agreement (herein called the “Defaulting Party”), the non-defaulting Party (herein called the “Non-Defaulting Party”) shall give notice to the Defaulting Party designating such default, and within 10 calendar days after its receipt of such notice, the Defaulting Party shall either:

(a)	cure such default, or commence proceedings to cure such default and prosecute the same to completion without undue delay; or

(b)	give the Non-Defaulting Party notice that it denies that such default has occurred and that it is submitting the question to arbitration as herein provided.

13.2  Arbitration. If arbitration is sought, a Party shall not be deemed in default until the matter shall have been determined finally by appropriate arbitration under the provisions of Article “12” hereinabove.

13.3  Curing the Default. If:

(a)	the default is not so cured or the Defaulting Party does not commence or diligently proceed to cure the default; or

(b)	arbitration is not so sought; or

(c)	the Defaulting Party is found in arbitration proceedings to be in default, and fails to cure it within five calendar days after the rendering of the arbitration award,

the Non-Defaulting Party may, by written notice given to the Defaulting Party at any time while the default continues, terminate the interest of the Defaulting Party in and to this Agreement.

13.4  Termination. In addition to the foregoing it is hereby acknowledged and agreed by the Parties hereto that this Agreement will be terminated in the event that:

(a)	the Acquirer’s Ratification is not received within five business days of the due and complete execution of this Agreement by each of the Parties hereto;

(b)
the Acquirer fails to complete a successful and Acquirer’s Initial Due Diligence review of the Company’s business and operations within five calendar days of the prior satisfaction by the Acquirer of the Acquirer’s Ratification;

(c)	the conditions specified in section “5.1” hereinabove have not been satisfied at or prior to the Time of Closing;

(d)
either of the Parties hereto has not either satisfied or waived each of their respective conditions precedent at or prior to the Time of Closing in accordance with the provisions of Article “5” hereinabove;

(e)
either of the Parties hereto has failed to deliver or caused to be delivered any of their respective documents required to be delivered by Articles “5” and “6” hereinabove at or prior to the Time of Closing in accordance with the provisions of Articles “5” and “6”; or

(f)	the Closing has not occurred on or before August 31, 2008, or such later date, all in accordance with section “6.2” hereinabove; or

(g)	by agreement in writing by each of the Parties hereto;

and in such event this Agreement will be terminated and be of no further force and effect other than the obligations under Article “9” hereinabove.

Article 14
NOTICE

14.1  Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

14.2  Change of Address. Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Article 15
GENERAL PROVISIONS

15.1  Entire Agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement and including, without limitation, the agreement as between the Acquirer, the Vendors and the Company.

15.2  Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties hereto, their respective heirs, executors, administrators and assigns.

15.3  Schedules. The Schedules to this Agreement are hereby incorporated by reference into this Agreement in its entirety.

15.4  Time of the Essence. Time will be of the essence of this Agreement.

15.5  Representation and Costs. It is hereby acknowledged by each of the Parties hereto that, as between the Parties hereto, Devlin Jensen, Barristers and Solicitors, acts solely for the Acquirer, and that each of the Vendors and the Company have been advised by Devlin Jensen to obtain independent legal advice with respect to their respective reviews and execution of this Agreement. In addition, it is hereby further acknowledged and agreed by the Parties hereto that each Party to this Agreement will bear and pay its own costs, legal and otherwise, in connection with its respective preparation, review and execution of this Agreement, and, in particular, that the costs involved in the preparation of this Agreement, and all documentation necessarily involved thereto, by Devlin Jensen shall be at the cost of the Acquirer.

15.6  Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the State of Nevada are mandatorily applicable to the Takeover.

15.7  Further Assurances. The Parties hereto hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties hereto or their respective counsel in order to carry out the true nature and intent of this Agreement.

15.8  Severability and Construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

15.9  Captions. The captions, section numbers, Article numbers and Schedule numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

15.10  Currency. Unless otherwise stipulated, all references to money amounts herein shall be in lawful money of the United States.

15.11  Counterparts. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed being deemed to be an original and such counterparts together constituting one and the same instrument and, notwithstanding the date of execution, being deemed to bear the effective Execution Date as set forth on the front page of this Agreement.

15.12  No Partnership or Agency. The Parties hereto have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of any other Party, nor create any fiduciary relationship between them for any purpose whatsoever. No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the Parties or as otherwise expressly provided.

15.13  Consents and Waivers. No consent or waiver expressed or implied by either Party hereto in respect of any breach or default by any other Party in the performance by such other of its obligations hereunder shall:

(a)	be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b)	be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c)	constitute a general waiver under this Agreement; or

(d)	eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

IN WITNESS WHEREOF each of the Parties hereto has hereunto executed this Agreement as of the Execution Date as set forth on the front page of this Agreement.

DONGYING PHARMACEUTICAL CO,		)
LIMITED, the Company herein,		)
)
)
Per:	/s/ Lequn Lee Huang	)
Authorized Signatory		)
)
Lequn Lee Huang, Director		)
(print name and title)

SINOBIOPHARMA, INC., the		)
Acquirer herein,		)
)
)
Per:	/s/ Jianguo Wang	)
Authorized Signatory		)
)
Jianguo Wang, President		)
(print name and title)

SIGNED and DELIVERED by		)
MORE BIG GROUP LIMITED,		)
a Vendor herein,		)
)
)
Per:	/s/ Lequn Lee Huang	)
Authorized Signatory		)
)
Lequn Lee Huang, Director		)
(print name and title)

EAST TOP HOLDINGS LIMITED,		)
a Vendor herein,		)
)
)
Per:	/s/ Zhu-Fang Yang	)
Authorized Signatory		)
)
Zhu-Fang Yang, Director		)
(print name and title)

GLOBAL ADVOCATE HOLDINGS		)
LIMITED,a Vendor herein,		)
)
)
Per:	/s/ Chua Wei Kok	)
Authorized Signatory		)
)
Chua Wei Kok, Director		)
(print name and title)

SINO RUN INTERNATIONAL		)
LIMITED, a Vendor herein,		)
)
)
Per:	/s/ Xue Jun Chen	)
Authorized Signatory		)
)
Xue Jun Chen, Director		)
(print name and title)

CHINA SHARP HOLDINGS LIMITED,		)
a Vendor herein,		)
)
)
Per:	/s/ Weijia Li	)
Authorized Signatory		)
)
Weijia Li, Director		)
(print name and title)

Schedule A

This is Schedule “A” to that certain Share Exchange Agreement among Sinobiopharma Inc., Dongying Pharmaceutical Co, Limited and the vendor shareholders of Dongying Pharmaceutical Co, Limited.

Company Stock and Vendors

Authorized Capital:	50,000 common shares

Issued Capital:	400 common shares

Vendors:
More Big Group Limited:	108 common shares
1225 Prince’s Building
10 Charter Road
Central, Hong Kong

East Top Holdings Limited	92 common shares
1225 Prince’s Building
10 Charter Road
Central, Hong Kong

Global Advocate Holdings Limited	86 common shares
1225 Prince’s Building
10 Charter Road
Central, Hong Kong

Sino Run International Limited	75 common shares
1225 Prince’s Building
10 Charter Road
Central, Hong Kong

China Sharp Holdings Limited	39 common shares
1225 Prince’s Building
10 Charter Road
Central, Hong Kong

Schedule B

This is Schedule “B” to that certain Share Exchange Agreement among Sinobiopharma Inc., Dongying Pharmaceutical Co, Limited and the vendor shareholders of Dongying Pharmaceutical Co, Limited.

Financial Statements

1.	Audited Financial Statements for Big Global Limited for the fiscal year ended December 31, 2007; and

2.	Unaudited Financial Statements for Dongying Pharmaceuticals Co, Limited for the five month period ended May 31, 3008.

Refer to the attached materials

Schedule C

This is Schedule “C” to that certain Share Exchange Agreement among Sinobiopharma Inc., Dongying Pharmaceutical Co, Limited and the vendor shareholders of Dongying Pharmaceutical Co, Limited.

Material Contracts

1.	Building and Loan Agreement between Cyton International, Inc. and Nantong Economy and Technology Development Zone, dated March 29, 2004.

Schedule D

This is Schedule “D” to that certain Share Exchange Agreement among Sinobiopharma Inc., Dongying Pharmaceutical Co, Limited and the vendor shareholders of Dongying Pharmaceutical Co, Limited.

Encumbrances

None.

Schedule E

This is Schedule “E” to that certain Share Exchange Agreement among Sinobiopharma Inc., Dongying Pharmaceutical Co, Limited and the vendor shareholders of Dongying Pharmaceutical Co, Limited.

Pending, Outstanding or Unresolved Claims or Grievances

None.

Schedule F

This is Schedule “F” to that certain Share Exchange Agreement among Sinobiopharma Inc., Dongying Pharmaceutical Co, Limited and the vendor shareholders of Dongying Pharmaceutical Co, Limited.

Banks and Bank Accounts

Refer to the attached materials